Exhibit 99.1

VAALCO ENHANCES EXECUTIVE MANAGEMENT TEAM

VAALCO ANNOUNCES THE APPOINTMENT OF WILLIAM R. THOMAS AS PRESIDENT

HOUSTON – January 27, 2020 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (VAALCO or the Company) today announced that Mr. William R. Thomas has been appointed President of VAALCO effective February 1, 2020.  Mr. Thomas has been serving as a non-executive director for VAALCO for the past nine months and will continue to serve on the Board of Directors.

The appointment of William Thomas will enhance the existing organizational structure.  The Board believes the appointment of an experienced executive, with a commercial background in investment banking and proven track record for M&A-led value creation, will support the Company’s inorganic growth ambitions. William Thomas will be responsible for VAALCO’s strategic M&A activity, and Cary Bounds will manage the other aspects of the business in his ongoing role as Chief Executive Officer.  Both positions will report to the Board. With this appointment, the Board of Directors will continue to have five members, three of which are independent.

Mr. Thomas has over 30 years of experience in the international energy industry.  He has held management and executive positions with Pennzoil International Co. and Amoco Corp.  In 1986, Mr. Thomas entered investment banking with the Mergers and Acquisitions Department of Bankers Trust Company and advised energy clients on upstream mergers and acquisitions.  Since 1992, Mr. Thomas spent a number of years working in senior leadership positions internationally, focused particularly on emerging markets. As CEO, he has led the growth of a number of exploration and production (E&P) companies.

Andrew Fawthrop, VAALCO’s Chairman of the Board of Directors commented, “We are at a key inflection point for VAALCO. Our strategy is to grow the company, both by developing our existing asset base and through M&A.

We are fortunate to have such a diverse depth of experience and expertise to ensure our strategy succeeds for the benefit of our shareholders. Mr. Thomas has many years of successful M&A experience and is highly qualified to lead VAALCO’s growth. We believe that with Mr. Thomas as President focusing on external growth and Mr. Bounds managing our ongoing operations, VAALCO is well positioned for the future.”

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 31.1% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 110 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  Forward-looking  statements include all statements regarding well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company's business plans and strategy,  prospect evaluations, prospective resources and reserve growth, as well as statements including the words "believe," "expect," "plans" and words of similar meaning. These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual future results, including project plans and schedules and resource recoveries could differ materially due to changes in market conditions affecting the oil and gas industry or long-term oil and gas price levels, political or regulatory developments, reservoir performance, the outcome of future exploration and development efforts, technical or operating factors, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes. There are no assurances the Company can develop probable or possible reserves, or that if developed, probable reserves will become producing reserves to the level of estimates.

These and other risks are further described in VAALCO's annual reports on Form 10-K and quarterly reports on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission (SEC) which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

References to thickness of oil pay or of a formation where evidence of hydrocarbons have been encountered is not necessarily an indicator that hydrocarbons will be recoverable in commercial quantities or in any estimated volume. Well test results should be considered as preliminary and not necessarily indicative of long-term performance or of ultimate recovery. Well log interpretations indicating oil accumulations are not necessarily indicative of future production or ultimate recovery.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (MAR) and is made in accordance with the Company’s obligations under article 17 of MAR.